EXHIBIT k(2)

FORM OF EXPENSE LIMITATION AGREEMENT

PARADIGM FUNDS TRUST

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of _________________, 2005 by and between PARADIGM Funds Trust, a Delaware statutory trust (the “Fund”), and PARADIGM Global Advisors, LLC, a Delaware limited liability company (“PARADIGM”).

WHEREAS, the Fund is a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund and PARADIGM have entered into an investment advisory agreement dated ___________________, 2005 (as it may be amended from time to time, the “Investment Advisory Agreement”), pursuant to which PARADIGM provides certain investor services to the Fund for compensation based on the Fund’s net assets as of each month end (the “Investment Advisory Fee”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement and Declaration of Trust of the Fund.

2. (a) PARADIGM agrees to waive the Investment Advisory Fee payable to it pursuant to the Investment Advisory Agreement, or pay an amount to the Fund, such that the Fund’s total annual expenses, the Investment Advisory Fee and the fees and expenses of the Fund’s administrator, but excluding Extraordinary Expenses (as defined below) (the “Expenses”), do not exceed 1.75% of the average of the net assets of the Fund (prior to reduction for any Extraordinary Expenses) as of each month-end, as such calculation may be appropriately adjusted to account for any partial month periods. The amount of any such waiver or reimbursement will be computed as of the end of each calendar month (subject to appropriate adjustment to account for any partial month periods or intra-month subscriptions or repurchases) by subtracting (i) the Expenses that accrued during such month, from (ii) an amount equal to 1/12th of 1.75% of the net assets of the Fund as of such month-end (prior to reduction for any Extraordinary Expenses), with any positive remainder from such calculation being referred to as a “Month-End Surplus Amount” and any negative remainder from such calculation being referred to as a “Month-End Deficit Amount.”

(b) In the event that, with respect to any month-end, there is a Month-End Deficit Amount, promptly following such month-end, PARADIGM shall rebate and/or reimburse to the Fund a portion of its Investment Advisory Fee payable as of such month-end, and/or pay to the Fund an amount, equal to the excess, if any, or (x) such Month-End Deficit Amount, less (y) the then Cumulative Surplus Amount (as defined below), if any.

(c) In the event that, with respect to any month-end, there is a Month-End Surplus Amount, promptly following such month-end, the Fund (i) shall pay to PARADIGM an amount equal to such Month-End Surplus Amount, but only up to an amount equal to the then Cumulative Deficit Amount (as defined below), if any, and (ii) shall credit to PARADIGM against any future rebates and/or reimbursements otherwise payable by PARADIGM under this Agreement the amount, if any, by which such Month-End Surplus Amount exceeds the Cumulative Deficit Amount.

The “Cumulative Surplus Amount,” immediately prior to any month-end, equals the excess, if any, of (A) the sum total of all of the amounts that were previously paid by the Fund to PARADIGM, or credited to PARADIGM, pursuant to Section 2(c) of this Agreement as of such time, less (B) the sum total of the amounts that were previously reimbursed and/or rebated to the Fund by PARADIGM pursuant to Section 2(b) of this Agreement as of such time. The “Cumulative Deficit Amount,” immediately prior to any month-end, equals the excess, if any, of (A) the sum total of all of the amounts that were previously reimbursed and/or rebated to the Fund by PARADIGM pursuant to Section 2(b) of this Agreement as of such time, less (B) the sum total of all of the amounts that were previously paid by the Fund to PARADIGM pursuant to Section 2(c) of this Agreement as of such time.

3. The term “Extraordinary Expenses” shall mean all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person or entity; costs and expenses for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations contained in the Agreement and Declaration of Trust of the Fund, as amended from time to time; expenses of a organization, restructuring or merger of the Fund; expenses of holding, or soliciting proxies for, a meeting of members of the Fund; and the expenses of engaging an new administrator, custodian or transfer agent.

4. PARADIGM may extend the duration of this Agreement for additional periods, subject to such terms and conditions as may be agreed to by the parties hereto.

5. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and the applicable provisions of Federal law. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of Federal law, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement.

PARADIGM Funds Trust

By:

Name:
Title:

PARADIGM Global Advisors, LLC

By:

Name:
Title: